Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan of Gilead Sciences, Inc. of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of Gilead Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Gilead Sciences, Inc. filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Palo Alto, California

August 5, 2009